Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dcurtin@weismarkets.com

Twitter: @WMKSpokesman

WEIS MARKETS REPORTS THIRD-QUARTER 2017 FINANCIAL RESULTS

Comparable Store Sales Increase for the 14th Consecutive Quarter

Sunbury, PA (November 3, 2017) – Weis Markets, Inc. (NYSE:WMK) today reported its third-quarter sales for the thirteen week period ended September 30, 2017 increased 15.0 percent to $854.3 million compared to $743.0 million for the same period in 2016 while third quarter comparable store sales increased 1.5 percent.  The Company’s comparable store sales have now increased 14 consecutive quarters.

In the third quarter, the Company’s net income decreased 58.1 percent to $4.4 million while earnings per share totaled $0.16 compared to $0.40 in 2016.  The Company attributed this decline to its aggressive promotional and pricing programs; price deflation in produce, deli and food service, bakery and seafood; and inventory management challenges in some of its recently acquired stores.

Year to Date

For the 39-week period ended September 30, 2017, the Company’s sales increased 16.8 percent to $2.6 billion compared to $2.2 billion for the same period in 2016 while comparable store sales were up 1.6 percent. Year-to-date net income totaled $34.8 million, down 24.5 percent compared to the same period in 2016 while earnings per share totaled $1.29 compared to $1.71 in 2016.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 204 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, Virginia and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Third Quarter — 2017
(Unaudited)
(in thousands, except shares and per share amounts)

	13 Weeks Ended		Increase
	September 30, 2017	September 24, 2016	(Decrease)
Net sales	$854,261	$742,986	15.0%

Income before provision for income taxes	$6,851	$16,629	(58.8)%
Provision for income taxes	2,402	6,001	(60.0)%
Net income	$4,449	$10,628	(58.1)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.16	$0.40	$(0.24)

	39 Weeks Ended		Increase
	September 30, 2017	September 24, 2016	(Decrease)
Net sales	$2,583,059	$2,211,622	16.8%

Income before provision for income taxes	$56,055	$73,274	(23.5)%
Provision for income taxes	21,295	27,253	(21.9)%
Net income	$34,760	$46,021	(24.5)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$1.29	$1.71	$(0.42)